March 10, 2025

The Board of Directors,
Readvantage Corp.
Nevada, USA.

SUBJECT: CONSENT TO USE REPORT & AUDITED FIGURES FOR FILING

Dear Sir,

We, the undersigned, hereby give our consent for the utilization of our audit report dated February 24, 2025 and the audited financial figures of Readvantage Corp. for the financial year ended June 30, 2024, for filing of form S-1, Registration Statement.

Thanking you,

Sincerely Yours,

Saeed Kamran & Co

(Saeed Kamran & Co.)
Chartered Accountants